EXHIBIT 10.24

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this “Agreement”) is made as of January 20, 2014, by and between R. Craig Breese (“Executive”) and Clean Diesel Technologies, Inc.  (“the Company”), together with each and every of its predecessors, successors (by merger or otherwise), parents, subsidiaries, affiliates, divisions and related entities, legal representatives, directors, officers, employees and agents, whether present or former and both in their individual and corporate capacities (collectively the “Releasees”);

WHEREAS, the Executive has served as the Chief Executive Officer (“CEO”) and a Director of the Company pursuant to an Employment Agreement dated March 8, 2012 (the “Employment Agreement”);

WHEREAS, the Parties desire to terminate their relationship after an orderly transition period;

WHEREAS, the parties desire to separate on amicable terms and Executive and the Company wish to resolve any and all claims or disputes they may have through the Termination Date (as defined below);

NOW, THEREFORE, the parties agree as follows, in consideration of the covenants and obligations contained herein, and intending to be legally held bound:

1.      Separation and Termination Without Cause.  By this Agreement, Executive hereby acknowledges and agrees to his resignation, effective as of December 9, 2013, from all officer and director positions with the Company or any Releasee, including without limitation as CEO and a Director of the Company.  Executive acknowledges and agrees that the Company notified him of his separation on December 9, 2013, and that as of such date, he shall not have any authority or power to bind the Company or the Releasees, or act on behalf of the Company or the Releasees in any manner. Subject to Executive’s compliance with his obligations hereunder and in satisfaction of the 30-day notice requirement pursuant to the Employment Agreement, Executive shall remain an employee of the Company through January 8, 2014 (the “Termination Date”), available to the Chairman of the Board for special projects, to be handled from Executive’s personal place of business.  Consistent with the Company’s policy and practice, Executive acknowledges that he has no expectation of privacy with respect to the Company’s property, including but not limited to his Company email account and computer.  Executive will thus provide access to such property (e.g., provide passwords, etc.) and the Company may continue to monitor and access such property during Executive’s transition to ensure a smooth transition.  Subject to Executive’s compliance with his obligations hereunder, the Company agrees to treat Executive’s resignation as a “Termination without Cause,” as described in the Employment Agreement.  This agreement attaches hereto, incorporates and makes a part hereof the Employment Agreement entered into by the parties on March 8, 2012 as Exhibit A, which dictates the parties’ obligations upon Termination Without Cause.  If this Agreement is inconsistent with the Employment Agreement, the terms of the Employment Agreement shall prevail.

1

2.      Consideration.  In consideration for and subject to the releases and other covenants of Executive set forth in this Agreement, after the Effective Date as defined below in Paragraphs 9(g) and 22 of this Agreement, the Company agrees to provide Executive the following payments and benefits as provided in the Employment Agreement (the “Severance Benefits”):

(a)                Payment in the gross amount of $400,000 (which equals 12 months of Executive’s base salary rate as in effect at the Termination Date), subject to all legally required withholdings and payable in installments in accordance with the Company’s normal payroll schedule and payroll practices in effect from time to time, on a biweekly basis, for the period commencing on January 9, 2014 and ending on January 8, 2015 (the “Severance Period”); provided however, that payment of such installments shall commence on the first Company payroll date occurring on or after the later of the Effective Date or February 12, 2014.  Executive agrees that such payments will be issued by the Company via direct deposit, and that if Executive’s bank account information changes at any time, Executive will notify the Company in writing and confirm receipt of such notice.  Executive understands that any change in bank account information may cause delay in direct deposit of any Severance Benefits.

(b)               Subject to the provisions of this paragraph and paragraph 4(b)(ii)(B) of the Employment Agreement, continuation of Executive’s group medical, dental and vision insurance coverage on the Company’s health insurance plan from the period of January 9, 2014 to December 31, 2014 (“Health Plan Benefit Period”), after which Executive will be entitled to elect continuation of coverage for health insurance benefits under Section 4980 of the Internal Revenue Code of 1986 (“COBRA”) at his own cost and expense subject to paragraph 3(c) herein.  For clarification, Executive will not be subject to any health care deductions for the period of January 1 through January 8, 2015 and any deductions from his final paycheck shall be reimbursed in the first installment payment as described in Paragraph 2(a).  Continuation of such benefits will cease in the event that Executive accepts employment that provides such benefits at any time during the Health Plan Benefit Period, or as provided in Paragraph 16 of this Agreement.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that maintaining Executive’s group medical, dental and vision insurance coverage would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986 or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of maintaining Executive’s insurance coverage, the Company, in its sole discretion, may elect to instead pay Executive on the first day of each month of the Health Plan Benefit Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the Health Plan Benefit Period.  Executive may, but is not obligated to, use such Special Severance Payment toward the cost of COBRA premiums.  For clarification, Executive will no longer be covered under the following programs as of and following the Termination Date:  short and long term disability, travel accident, vacation accrual, basic and supplemental accidental death & dismemberment insurance and supplemental life insurance and participation in the Company’s 401(k) program;

2

(c)               Executive acknowledges that the Employment Agreement provides that it is solely within the Board’s discretion to determine if it will accelerate the vesting of the balance, or some lesser portion of, Executive’s restricted share units.  Executive understands that the Board has exercised its discretion and the Company agrees, subject to Executive’s compliance and execution of this Agreement, to accelerate, effective as of the Effective Date, the vesting of the unvested portion of the restricted share units as identified in Exhibit B, attached to this Agreement, such that upon the Effective Date, Executive will be vested in a total of 42,102 restricted share units (the “Units”) (10,601 previously vested Units plus 31,501 accelerated vesting Units) (collectively, the “Vested Units”).  Executive will be entitled to receive shares of Company common stock (the “Shares”) in payment of the Vested Units following the Effective Date and upon his satisfaction of the Tax Obligations (as defined by the applicable award agreement), so long as such satisfaction occurs on or before March 1, 2014.  Executive understands that his ability to sell Shares to provide funds to satisfy the Tax Obligations is subject to the Company’s trading compliance policy, and accordingly Executive may be unable to sell Shares prior to March 1, 2014.  Executive may satisfy the Tax Obligations by delivering a check for the full amount of the Tax Obligations, made payable to the Company, on or before March 1, 2014, to: Kristi Cushing, Investor Relations Manager, at Clean Diesel Technologies, Inc., 4567 Telephone Road, Suite 100, Ventura, CA 93003.  Executive understands that he should contact Ms. Cushing to determine the amount of the Tax Obligations, which will be determined based on the market value of the Shares on the Effective Date or if the Effective Date falls on a weekend day, the next business day.  Executive further understands that he will not be entitled access to such shares until Company receives Executive’s check for the full amount of the Tax Obligations and receives notice from its bank that such funds have cleared, upon which the Company will notify Executive in writing.  Executive understands that if such Tax Obligations are not satisfied on or before March 1, 2014, he is not entitled to any of the Units.  Executive understands that, pursuant to the discretion reserved by the Company under the applicable award agreement, the Company will not offer share withholding to cover Executive’s Tax Obligations.  Executive acknowledges that, as of the Effective Date, Executive is entitled to only those interests in the equity securities of the Company described in Exhibit B attached to this Agreement, subject to this paragraph and the terms of the applicable award agreements, including satisfaction of the tax obligations described in such agreements, and but for this Agreement, Executive would not otherwise be entitled to any accelerated vesting of the unvested portion of his restricted share units.

Executive acknowledges that Severance Benefits constitute consideration to which he would not otherwise be entitled.

3.      Other Payments, Benefits, and Acknowledgments.

(a)               Executive confirms that on his Termination Date and regardless of whether Executive executes this Agreement, Executive received all final wages for all hours worked and for accrued and earned but unused vacation pay through the Termination Date, subject to all applicable withholdings and deductions.

(b)               Executive agrees that he has been reimbursed all business expenses and provided all supporting documentation related thereto as of the date he executes this Agreement. Executive agrees that he has not incurred any other business expenses, for which he has not been reimbursed.

3

(c)                If Executive executes and complies with the obligations in this Agreement, for the period required by law or the applicable health insurance plan following the Health Plan Benefit Period, Executive shall be entitled to elect continuation of coverage for health insurance benefits under COBRA at his own cost and expense.  In addition, Executive will be provided upon request with paperwork required to continue basic life insurance coverage under the plan’s conversion and/or portability features to the extent permitted by the carrier. If Executive does not execute and comply with the obligations in this Agreement, Executive will be responsible for all costs associates with health insurance benefits under COBRA immediately after Termination Date.

(d)               Executive acknowledges that Executive will not be entitled to payment of any Annual Bonus (as described in the Employment Agreement) for 2013 or any subsequent year.

(e)                The Company acknowledges that Executive shall continue to be entitled to only those benefits to which he may be entitled under the Company’s Executive Long-Term Incentive Plan as of the Termination Date.

(f)                Executive represents and confirms that he: (i) is not aware of any unpaid wages, vacation, bonuses, or other amounts owed to Executive by Company, other than the Consideration and payments specifically promised in this Agreement; (ii) Executive has not been denied any request for leave to which Executive believes he was legally entitled, and Executive was not otherwise deprived of his rights under the Family and Medical Leave Act or any similar state or local statute; and (iii) under this Agreement, Executive has been provided everything owed and due under his Employment Agreement and any Company plans or equity grant documents.

4.      Executive’s and the Company’s Release.  Executive hereby generally releases and discharges the Releasees from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which Executive ever had or now has against the Releasees, or any one of them, arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement, exclusive of a claim for breach of this Agreement. Similarly, the Company hereby generally releases and discharges Executive from any and all suits, causes of action, complaints, obligations, demands, or claims of any kind, whether in law or in equity, direct or indirect, known or unknown, suspected or unsuspected (hereinafter “claims”), which the Company ever had or now has against Executive arising out of or relating to any matter, thing or event occurring up to and including the date of this Agreement, exclusive of a claim for breach of this Agreement.  THIS IS A GENERAL RELEASE OF ALL CLAIMS.  Executive’s release, and the Company’s release as applicable, specifically includes, but is not limited to:

(a)                any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

4

(b)               any and all claims for wages and benefits including, without limitation, salary or other wages, stock, options, commissions, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses, but excluding claims to vested benefits, including but not limited to claims under the following statutes: the Fair Labor Standards Act, as amended, the California Labor Code, the California Industrial Wage Orders, the Private Attorney General Act, the California Business and Professions Code, or any comparable statute of any state, country or locality.

(c)                any and all claims for wrongful discharge, breach of contract (whether express or implied), or for breach of the implied covenant of good faith and fair dealing;

(d)               any and all claims for employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, sexual orientation, marital status or any other characteristic protected by law, and any and all claims in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq., the Older Workers Benefit Protection Act, 29 U.S.C. Section 626(f), the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq.,  or any claims under the Family and Medical Leave Act of 1993, as amended, the California Fair Employment and Housing Act, as amended, the Fair Labor Standards Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, or any comparable statute of any state, country or locality.

(e)               any and all claims in tort (including but not limited to any claims for misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence);

(f)                any and all claims for violation of the federal, or any state, constitution;

(g)               any claim for any loss, costs, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

(h)               any and all claims for attorneys’ fees and costs.

5.      Mutual Release of Unknown Claims.  Executive and the Company understand that this release extends to all of the aforementioned claims and potential claims forever and to the fullest extent permissible by law, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement.  Executive and the Company further understand and acknowledge the significance and consequence of this Agreement and of each specific release and waiver, and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, obligations, and causes of action, if any, as well as those relating to any other claims, demands, obligations or causes of action herein above-specified.  Executive and the Company expressly waives any right or benefit available to her in any capacity under the provisions of California Civil Code section 1542, which provides as follows:

5

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

6.      Cooperation in Legal Proceedings.  In consideration for the severance and other payments and promises set forth above, Executive shall provide to Releasee, and to any or all of its subsidiaries, divisions, and affiliated companies, such cooperation in legal proceedings as is reasonably requested, including by furnishing information and/or testimony in connection with such legal proceedings.

7.      Remedies.  All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement.  This Agreement may be pleaded as a full bar to the enforcement of any claim that Executive may assert against the Releasees.

8.      Age Discrimination in Employment Act.  Executive acknowledges, agrees and understands that:

(a)                under the general release detailed above, Executive is waiving and releasing, among other claims, any rights and claims that may exist under the Age Discrimination in Employment Act (“ADEA”);

(b)               the waiver and release of claims set forth in the release above does not apply to any rights or claims that may arise under the ADEA after the date of execution of this Agreement;

(c)                the payments and other consideration that are being provided to Executive are of significant value and are in addition to what Executive otherwise would be entitled;

(d)               Executive is being advised in writing to consult with an attorney before signing this Agreement;

(e)               Executive is being given a period of twenty-one (21) days within which to review and consider this Agreement before signing it, though Executive may sign earlier, and if Executive fails to sign and return this Agreement within the twenty-one (21) day consideration period, the Company’s offer and this Agreement will expire on its own terms and the Company may assert that Executive was terminated for cause or otherwise;

6

(f)                Executive may revoke her/his acceptance of this Agreement by providing written notice to  the Company within seven (7) days following its execution, and any notice of revocation of this Agreement must be in writing and transmitted by hand or certified mail to:

Clean Diesel Technologies, Inc.

4567 Telephone Road, Suite 100

Ventura, CA 93003

Attn: Pedro J. Lopez-Baldrich

General Counsel & VP of Administration

Email: plopez-baldrich@cdti.com

(g)               Because of Executive’s right to revoke this Agreement, this Agreement shall not become effective and enforceable until the eighth (8th) day after the return of an executed copy of this Agreement by Executive to the Company (the “Effective Date”), and Executive will not be entitled to any of the benefits set forth in this Agreement until after the Effective Date.

9.      No Admissions.  Neither the execution of this Agreement by the Releasees, nor the terms hereof, constitute an admission by the Releasees of liability to Executive.  Similarly, neither the execution of this Agreement by Executive, nor the terms hereof, constitute an admission by Executive of liability to the Company and/or the Releasees.

10.  No Disparagement.  Executive agrees to refrain from making disparaging comments about the Releasees, and further agrees not to take any action that would harm the business or professional reputation of any of the Releasees.

11.  No Disparagement by Releasees.  Senior Management of Company and the Company’s Board of Directors agree that they will not disparage or defame Executive, and will use reasonable efforts to prevent the Releasees from disparaging or defaming Executive.

12.  Confidentiality.  Except to the extent the terms are publicly disclosed in the SEC filings of the Company, Executive shall not disclose or publicize the terms or fact of this Agreement, directly or indirectly, to any person or entity, except to his accountant, attorney, spouse, and to others as required by law.  Executive also may disclose Paragraph 15 of this Agreement to a prospective employer, if necessary.

13.  Return of Property.  Executive confirms that as of the date of this Agreement, he has returned to the Company in good working order all the Company property within his possession, custody and control.  Such property includes, but is not limited to, computers, strategic plans and files, technical and intellectual property data and files, cellular phones, memory sticks or USB flash drives, keys, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business cards, personnel data, lists of or other information regarding customers, contacts and/or employees, contracts, contract information, agreements, leases, plans, brochures, catalogues, training materials, computer tapes and diskettes or other portable media.  To the extent Executive at any point discovers Company property that Executive failed to return, Executive shall return any and all such Company property immediately.

7

14.

Continuing Obligations.  Executive acknowledges that in the course of his employment he has obtained confidential and proprietary information about the Company, including but not limited to financial, business, product, customer and marketing information, plans, forecasts, and strategies, and that he is required to maintain the confidentiality of all such non-public information following the termination of his employment.  The Executive shall at all times, both before and after termination of employment, cooperate with the Company in executing and delivering documents and taking any other actions that are necessary or requested by the Company.  Executive specifically acknowledges and agrees to advise and provide any information related to the Company including but not limited to emails, telephone calls, documents, or any other communications Executive receives after the Termination Date to the Company and that Executive will make reasonable efforts to advise the Company of such dealings by contacting Pedro J. Lopez-Baldrich.  Executive also specifically acknowledges that post-termination, he will be bound by Paragraphs 5 (Protection of Confidential Information), 6 (Protection of Intellectual Property), 7 (Post-Employment Covenants) of his Employment Agreement, in their entirety to the fullest extent permitted by law, as well as any other confidentiality obligations to which the Executive is subject.  If any provision of the Employment Agreement or any other similar obligation is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other obligation under this Paragraph 15, such term shall be modified to the extent necessary to make it enforceable, and notwithstanding the foregoing, Executive agrees to be bound by all other obligations under this Paragraph 15.  In the event that Executive breaches his obligations under this Paragraph 15, in addition to, and not limiting other legal and equitable remedies, the Company shall have no further obligation to continue rendering payments, benefits, or permit Executive’s continued participation in any Company program under Paragraph 2 herein.

15.

Essential Terms.  Executive understands and acknowledges that the promises in Paragraphs 9, 10, 12, 13 and 14 are a material inducement for Releasees to enter this Agreement and are of the essence of this Agreement.  Executive therefore agrees that if he should breach any of the provisions of the aforementioned paragraphs, he will be obligated to return to Releasees any payments made under this Agreement, to the extent permitted by law.

16.

No Knowledge of Wrongdoing.  Executive represents that Executive has no knowledge of any wrongdoing involving improper or false claims against a federal or state governmental agency, or any other wrongdoing that involves Executive or other present or former Company employees.

17.

Fees and Costs.  The parties shall bear their own attorneys’ fees and costs associated with negotiation and execution of this Agreement.

18.

Entire Agreement.  This Agreement, together with Exhibits A and B, contains the entire agreement of the parties with respect to the subject matter hereof, supersedes any prior agreements or understandings with respect to the subject matter hereof.  The parties acknowledge that in signing this Agreement, they do not rely upon and have not relied upon any representation or statement made by any of the parties or their agents with respect to the subject matter, basis or effect of this Agreement, other than those specifically stated in this written Agreement.  This agreement provides for remedies created by the parties’ Employment Agreement of March 8, 2012.  It's provisions are attached hereto as Exhibit A and made a part hereof. In any instance where this Separation Agreement provides for unilateral subjective action, or rights or remedies, which are inconsistent with the Employment Agreement, the Employment Agreement shall prevail

8

19.  Legally Binding.  The terms of this Agreement contained herein are contractual, and not a mere recital.  This Agreement shall be binding upon the parties to this Agreement and upon their heirs, administrators, representatives, executors and assigns.  Executive represents and warrants that he has not transferred to any person or entity any rights, causes of action or claims released in this Agreement.

20.  Severability.  If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, the validity or enforceability of the remaining terms or provisions shall not be affected, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

21.  Advice of Counsel; Revocation Period.  Executive is hereby advised in writing to consult with an attorney prior to the execution of this Agreement.  Executive acknowledges that he is acting of his own free will, that he has been afforded a reasonable time to read and review the terms of this Agreement, and that he is voluntarily entering into this Agreement with full knowledge of its provisions and effects.  Executive intends that this Agreement shall not be subject to any claim for duress.  Executive further acknowledges that he has been given at least twenty-one (21) days within which to consider this Agreement, and has utilized the full 21-day review period with his own chosen counsel and has entered into this Agreement voluntarily and knowingly, after substantial negotiations.   Executive also acknowledges that he has seven (7) days following his execution of this Agreement to revoke his acceptance of the Agreement, with the Agreement not becoming effective until the revocation period has expired.

22.  No Representations.  The Parties represent that they each have had the opportunity to consult with an attorney, at their own expense, and have carefully read and understand the scope and effect of the provisions of this Agreement.  Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement.

23.  Amendments.  Neither this Agreement nor any term hereof may be orally changed, waived, discharged, or terminated, and may be amended only by a written agreement between the parties hereto.

24.  Governing Law and Jurisdiction.  This Agreement shall be governed by the laws of the State of California without regard to the conflict of law principles of any jurisdiction and the Company and Executive each submit to the exclusive jurisdiction and venue of any state or federal court in the County of Ventura, California.

9

25.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.  Good Faith Compliance.  The Parties agree to cooperate in good faith and to do all things necessary to effectuate this Agreement.

IN WITNESS WHEREOF, the parties, acknowledging that they are acting of their own free will, have caused the execution of this Agreement as of this day and year written below.

EXECUTIVE:

/s/ R. Craig Breese R. Craig Breese Date: 24 January, 2014 COMPANY: By: /s/ Nikhil Mehta Name: Nikhil Mehta Title: CFO Date: Jan. 24, 2014	Witness: /s/ Elizabeth Breese Witness: /s/ David E. Shea

10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of March 8, 2012 (the “Effective Date”) by and between Clean Diesel Technologies, Inc., a Delaware corporation (“CDTI” or the “Company”), and R. Craig Breese (“Executive”).

WHEREAS, CDTI and Executive desire to enter into an agreement setting forth the terms and conditions of Executive’s employment with CDTI;

NOW THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties do hereby agree as follows:

1.

Employment.

CDTI employs Executive, and Executive hereby accepts employment with CDTI, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending on March 8, 2015.  This Agreement supersedes and replaces any other employment or consulting agreement between Executive and CDTI.

2.

Position and Duties.

(a)

Executive shall serve as Chief Executive Officer of CDTI and shall have the normal duties, responsibilities and authority of such position, subject to the power of the Board of Directors of CDTI (“Board”) to expand or limit such duties, responsibilities and authority.  As Chief Executive Officer, Executive shall be appointed to the Board.

(b)

Executive shall report to the Board, and Executive shall devote Executive’s best efforts and all of Executive’s business time and attention (except for permitted vacation periods, reasonable periods of illness or other incapacity) to the business and affairs of CDTI.  Executive shall perform Executive’s duties and responsibilities hereunder to the best of Executive’s abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)

Executive will be subject to, and will comply with, the policies, standards and procedures generally applicable to senior management employees of CDTI from time to time.

3.

Compensation and Benefits.

(a)

Base Salary.  Executive will receive an annual base salary of $400,000 per year, less applicable payroll withholdings, payable in accordance with CDTI’s normal payroll practices.  This salary shall be subject to annual review by CDTI in accordance with its general policies as in effect from time to time.

(b)

Relocation Allowance.  CDTI shall reimburse Executive for Executive’s temporary living and commuting expenses, up to a maximum of $6,000 per month for up to four months from the Effective Date.  Such reimbursements shall be subject to CDTI’s requirements with respect to reporting and documentation of business expenses and shall be payable in accordance with CDTI’s general reimbursement policies.  Within 10 days of the execution of this Agreement, CDTI shall also pay Executive the sum of $140,000 to be applied to other costs of relocation.  Executive shall relocate his primary residence to a location within 50 miles of CDTI’s corporate headquarters within four months of the Effective Date.

(c)                Annual Bonus.  Executive shall be eligible to receive an annual bonus based on CDTI’s achievement of financial objectives established by the Board.  The amount of any Annual Bonus will be based upon the degree to which such objectives are met, and will vary from 65% of Base Salary if CDTI’s financial objectives are met to a maximum of 130% of Base Salary for extraordinary Company performance as measured by pre-approved Board amounts.  The annual bonus will be prorated based on the number of days Executive is employed during a calendar year.  The bonus with respect to any calendar year shall be payable in the following calendar year no later than 45 days from the date on which audited financial statements covering such calendar year are filed on Form 10-K.

(d)               Equity and Cash Incentive.  On the Effective Date, Executive shall receive long term incentive compensation with a value of $500,000 comprised of one third (1/3) of nonqualified stock options, one third (1/3) restricted shares of CDTI common stock and one third (1/3) deferred cash compensation.  The stock options and restricted stock shall be issued under and governed by the terms of CDTI’s Incentive Plan and shall be issued at 100% of fair market value.  The stock options will be valued using the Company’s customary accounting methodology.  The stock options and restricted stock shall vest 28% after one year (on the first anniversary of the Effective Date) and 9% thereafter in March, June, September and December of each year to correspond with the Company’s open trading windows.  All of Executive’s unvested stock options and restricted stock will vest immediately upon Executive’s Termination Without Cause or Resignation for Good Reason concurrent with or subsequent to a Change in Control. The deferred cash compensation will be earned and payable three years from the Effective Date based on Executive’s achievement of three-year financial objectives agreed to by the Board and Executive.

For purposes of the foregoing paragraph, “Change in Control” means a change in ownership or control of CDTI (the “Corporation”) effected through any of the following transactions:

(i)                A merger, consolidation or other reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor company are immediately thereafter beneficially owned, directly or indirectly, by the persons who beneficially owned the Corporation’s outstanding voting securities immediately prior to such transaction; or

(ii)               A sale, transfer or other disposition of all or substantially all of the Corporation’s assets in liquidation or dissolution of the Corporation; or

(iii)             The acquisition, directly or indirectly by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities pursuant to a transfer of the then issued and outstanding voting securities of the Corporation by one or more of the Corporation’s shareholders; or

(iv)             During any period of two (2) consecutive years, individuals who, at the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director of the Board subsequent to the date of adoption of this Plan whose election, or a nomination for election by the Corporation’s shareholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of any individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Board, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act of 1934.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the legal jurisdiction of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately before such transaction.

(e)                Fringe Benefits.  Executive shall be entitled to participate in all of CDTI’s employee benefit programs for which CDTI employees are generally eligible, subject to the terms and conditions of such programs.  Those programs currently include group medical, dental and vision insurance; 401(k) plan; life insurance; short-term and long-term disability insurance; and paid vacation and sick leave.  All benefits are subject to change at the sole discretion of the Board and/or CDTI.

(i)                 Executive shall be entitled to four (4) weeks of vacation per year.  Such vacation time shall accrue and will be paid out upon Termination subject to customary payroll withholding in accordance with CDTI’s general practices.

(f)                Reimbursement of Business Expenses.  CDTI shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive’s duties under this Agreement which are consistent with CDTI’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to CDTI’s requirements with respect to reporting and documentation of such expenses.  Such reimbursements shall be payable in accordance with CDTI’s general reimbursement practices.

4.                  Termination.

(a)                Employment At-Will and Termination.  Executive’s employment with CDTI will be “at will” (i.e., either Executive or CDTI may terminate Executive’s employment at any time for any reason, with or without Cause).  Executive’s employment and this Agreement may be terminated as follows:

(i)                 Either party may terminate this Agreement and Executive’s employment for any reason upon thirty (30) days’ written notice to the other party that this Agreement is being terminated;

(ii)               The parties may terminate this Agreement and Executive’s employment for any reason without notice upon mutual written agreement of the parties;

(iii)             CDTI may terminate Executive’s employment and this Agreement upon written notice to Executive at any time that the Board has determined that there is Cause for such termination.  For purposes of this Agreement, “Cause” shall mean Executive’s (A) gross negligence or severe or continued misconduct in the performance of Executive’s material duties; (B) commission of or pleas of “guilty” or “no contest” to a felony offense or commission of any unlawful or criminal act which would be detrimental to the reputation or character of CDTI; (C) participation in fraud or an act of dishonesty against CDTI; (D) intentional material damage to or misappropriation of CDTI property; material breach of company policies or regulations, or (E) material breach of this Agreement that is not cured to CDTI’s reasonable satisfaction within five (5) days after written notice thereof to Executive (provided that any such breach which is not capable of cure, shall immediately constitute “Cause”);

(iv)             This Agreement shall terminate immediately upon Executive’s death or Disability.  “Disability” means Executive’s physical or mental incapacity to perform a substantial portion of his duties and responsibilities for any period or periods which, in the aggregate, total 90 or more calendar days within any 12-month period; or

(v)               Executive may resign for Good Reason.  For purposes of this Agreement, Executive will have Good Reason to terminate Executive’s employment with CDTI upon the occurrence of any of the following:  (A) a material diminution in the nature or scope of Executive’s responsibilities, duties or authority; (B) CDTI’s requirement that Executive be based at any location more than 50 miles from Executive’s current CDTI office location in Ventura; (C) any other action or inaction that constitutes a material breach by CDTI of this Agreement; or (D) a material diminution in Executive’s Base Salary.  Executive may not resign for Good Reason unless (A) Executive provides written notice of Executive’s intent to resign to the Board and of the occurrence of Good Reason for resignation under this paragraph within ninety (90) days of the initial existence of such reason and (B) CDTI has not remedied the alleged violation(s) within thirty (30) days of receipt of such written notice.  For purposes of this paragraph written notice must include a detailed description of the facts and circumstances of the violation allegedly constituting Good Reason and such notice must be given in accordance with applicable CDTI policy, or in the absence of such policy, to the Chair of the Board or the General Counsel of CDTI.

(b)               Payments Upon Termination.  Upon termination of Executive’s employment for any reason, Executive shall be entitled to receive any salary and benefits that are accrued and unpaid as of the date of termination.

(i)                 Termination for Cause or Resignation.  If Executive resigns Executive’s employment for any reason other than for Good Reason pursuant to Paragraph 4(a)(v) above, is terminated by CDTI or the Board for Cause pursuant to Paragraph 4(a)(iii), or is terminated by mutual agreement of the parties pursuant to Paragraph 4(a)(ii) above, all compensation and benefits will cease immediately and Executive will receive none of the Severance Benefits (as defined below) or any other severance pay.

(ii)               Termination Without Cause or Executive’s Resignation for Good Reason.  If Executive resigns for Good Reason under Paragraph 4(a)(v) above or Executive’s employment with CDTI is terminated by CDTI for any reason other for Cause or mutual agreement of the parties pursuant to Paragraph 4(a)(ii) above, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)    an amount equal to twelve (12) months of Executive’s current base salary at the time of termination (less required withholdings) payable pursuant to the Company’s regular payroll practices commencing on the later of the day after the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)    for a period of twelve (12) months following Executive’s termination date, continue Executive’s medical, dental and vision coverage under the Company’s group health plan as in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA (section 4980 of the Internal Revenue Code of 1986 [the “Code”] and the California Continuation Benefits Replacement Act (“Cal-COBRA”); provided, however, that such extended coverage will only be provided to the extent that it is not discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such coverage would be discriminatory under section 105(h) of the Code or other applicable law, CDTI shall in lieu of extending coverage under its group health plan reimburse Executive for the cost of  individual (providing care for Executive and his family) medical, dental and vision coverage for a period of twelve (12) months after he exhausts available COBRA and Cal-COBRA; provided, however, that if such payment is discriminatory under applicable law, CDTI may in its sole discretion increase the payment in part (a) above (including applicable gross-up); and

(C)    an amount equal to a prorated portion (based on the number of full months of service) of Executive’s Annual Bonus to which for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive within 45 days of the 10-K as above.

Disability.  If Executive’s employment is terminated due to Disability, subject to Paragraph 4(c) below, Executive will receive the following compensation (“Severance Benefits”):

(A)    an amount equal to six (6) months of Executive’s current base salary at the time of termination (less required withholdings) payable pursuant to the Company’s regular payroll practices commencing on the later of the day after the expiration of the revocation period of the Release (as defined below) or 35 days after Executive’s termination date;

(B)    for the period of six (6) months following Executive’s termination date, continue medical, dental and vision coverage under the Company’s group health plan in effect immediately before Executive’s termination, after which Executive may elect continuation coverage at his own expense under COBRA (section 4980 of the Internal Revenue Code of 1986 [the “Code”] and the California Continuation Benefits Replacement Act (“Cal-COBRA”); provided, however, that such extended coverage will only be provided to the extent that it is not discriminatory under section 105(h) of the Code or under any other section of the Code or other applicable law.  If the extension of such coverage would be discriminatory under section 105(h) of the Code or other applicable law, CDTI shall in lieu of extending coverage under its group health plan reimburse Executive for the cost of  individual (providing care for Executive and his family)  medical, dental and vision coverage for a period of six (6) months after he exhausts available COBRA and Cal-COBRA; provided, however, that if such payment is discriminatory under applicable law, CDTI may in its sole discretion increase the payment in part (a) above (including applicable gross-up); and

(C)    an amount equal to a prorated portion (based on the number of full months of service) of Executive’s Annual Bonus for the year in which the termination occurs calculated and payable pursuant to the terms of the applicable bonus program in effect as determined by the Board; provided, however, that such payment shall be made to the Executive within 45 days of 10-K as above.

 (D)   Notwithstanding the foregoing, any benefits that Executive shall become entitled to receive under CDTI’s long-term disability insurance program as it may from time to time be in effect shall reduce the Severance Benefits payable under this Paragraph 4(b)(ii).

(c)                Release and Commencement of Severance Benefits.  As a condition of receiving any Severance Benefits under this Paragraph 4, Executive is required to sign (and not revoke) a Severance Agreement and Release of All Claims (“Release”) against CDTI and related entities and individuals, in a form to be provided by CDTI, within 21 days after his termination date.  Payment of Severance Benefits shall not commence until after the time for revocation of the Release has expired (if the period for signing and not revoking the Release begins in one taxable year for the Executive and ends in the subsequent taxable year, the payment of any Severance Benefits will begin in the second taxable year).

(d)               409A.  The parties intend that the Severance Benefits provided under this Agreement will be deemed not to be deferred compensation subject to section 409A of the Code (“section 409A”) to the maximum extent provided in the exceptions provided in the Treasury Regulations for short term deferrals (section 1.409A-1(b)(4)) and separation pay plans (section 1.409A-1(b)(9)).  All Severance Benefits shall be paid within the period ending no later than the last day of the second taxable year of the Executive following the taxable year in which the Executive’s separation from service occurs, in conformance with section 1.409A-1(b)(9) of the Treasury Regulations.  To the extent that the payment of any amount under this Paragraph 4 constitutes deferred compensation, any payment or benefit due upon Executive’s termination of employment will only be paid or provided to Executive once Executive’s termination qualifies as a “separation from service” under section 409A.  If Executive is a “specified employee” within the meaning of section 409A, any such payment scheduled to occur during the first six (6) months following Executive’s separation from service shall not be paid until the first regularly scheduled pay period following the six (6) month anniversary date of such separation from service and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.

(e)                Return of Property.  Upon termination of Executive’s employment or whenever requested by CDTI, Executive will immediately return all CDTI property, tangible or (where returnable) intangible, in Executive’s possession.

(f)                Upon termination of Executive’s employment with CDTI for any reason, Executive shall promptly resign from any position as an officer, director or fiduciary of CDTI.

5.                  Protection of Confidential Information.

(a)                Executive acknowledges and agrees that in connection with his employment with CDTI, he will be given access to or will obtain Confidential Information (as defined below) with respect to CDTI’s business and employees.  Executive will use the Confidential Information only to carry out Executive’s job duties under this Agreement.  Executive will hold this information strictly confidential and will not use or disclose it, except in performance of Executive’s obligations to CDTI, without CDTI’s express written consent.  Executive’s obligation to maintain the confidentiality of the Confidential Information of CDTI and to refrain from using such information for any improper purpose will continue during Executive’s employment with CDTI and at all times thereafter, unless and to the extent that such Confidential Information (i) was otherwise available to Executive from a source other than CDTI, (ii) becomes generally known to, and available for use by, the public other than as a result of the acts or omissions of the Executive in contravention of this Paragraph 5, or (iii) is required to be disclosed by applicable law, court order or other legal process.

(b)               Executive shall deliver to CDTI at the termination of his employment, or at any other time CDTI may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of CDTI which Executive may then possess or have under Executive’s control.

(c)                “Confidential Information” includes but is not limited to the following:  (i) trade secrets, ideas, processes, formulas, data, programs, other works of authorship, knowhow, improvements, discoveries, developments, designs and techniques; (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices, costs, supplies, customers and information regarding the skills and compensation of other employees, directors or consultants of CDTI or any Affiliate; (iii) confidential marketing information (including without limitation marketing strategies, customer or client names and requirements for product and services, prices, margins and costs); and (iv) other confidential business information of CDTI or any Affiliate.  For purposes of this Agreement, “Affiliate” means any trade or business under common control with CDTI, as that term is defined in sections 414(b) and 414(c) of the Code.

6.                  Protection of Intellectual Property.

Executive agrees that all inventions, innovations, improvements, developments, methods, techniques, processes, algorithms, data, databases, designs, analyses, drawings, reports, and all similar or related information, all software, copyrights, and other works of authorship, all other intellectual property or proprietary rights (including any patents, registrations or similar rights that may issue from the foregoing), and all tangible embodiments of any of the foregoing (in any form or medium, whether now known or hereafter existing), which relate to CDTI’s or any Affiliate’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to, or made by Executive while employed by CDTI or any Affiliate thereof (collectively, “Work Product”), belong to and are the property of CDTI or such Affiliate, as applicable, and Executive hereby assigns to CDTI or such Affiliate, as applicable, any right, title and interest Executive may have in and to the Work Product, free and clear of any claims for compensation or restrictions on the use or ownership thereof.  Executive will promptly disclose such Work Product to CDTI and perform all actions reasonably requested by CDTI (whether during or after his employment) to establish, record, perfect and otherwise confirm such ownership, and protect, maintain and enforce CDTI’s and the Affiliate’s rights, as applicable, in such Work Product (including, without limitation, by executing assignments, consents, powers of attorney, and other instruments and providing affidavits and testifying in any proceeding).

7.                  Post-Employment Covenants.

(a)                Non-Solicitation of Employees.  For a period of two (2) years following termination of Executive’s employment with CDTI, Executive shall not knowingly solicit or encourage, directly or indirectly, in person or through others, any employee of the Company whom Executive worked with at the Company or any Affiliate to terminate his or her relationship with the Company or its Affiliate or to alter his or her relationship with the Company to the Company’s detriment; provided, however, that generalized advertisement of employment opportunities including in trade or industry publications (not focused specifically on or directed in any way at the employees or an employee of CDTI) shall not be deemed to cause a breach of this Paragraph 7(a).

(b)               Non-Solicitation of Customers. For a period of two (2) years following termination of Executive’s employment with CDTI, Executive shall not knowingly solicit, divert or take away, or attempt to solicit, divert or take away, any person, firm or company that was, at any time during the period of twelve (12) months preceding the termination of Executive’s employment, a client of CDTI and with whom during that twelve (12) month period Executive had business dealings on behalf of CDTI or any Affiliate, for the purpose of selling or providing a product or service that competes with or displaces a product or service of CDTI that Executive had some material involvement in or received Confidential Information about while employed by CDTI.

(c)                If, at the time of enforcement of this Paragraph 7, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing with respect to (i) any part of the time period covered by these covenants, (ii) any activity covered by these covenants, or (iii) any other aspect of these covenants, any adverse determination will be implemented as narrowly as possible and will not affect these covenants with respect to any other time period, activity or other aspect covered by these covenants.

(d)               Enforcement.  Each of the parties acknowledges that (i) the covenants and restrictions contained in this Paragraph 7, and the protections for Confidential Information and Work Product under Paragraphs 5 and 6, are necessary, fundamental and required for the protection and continued conduct of CDTI’s business, (ii) such covenants and restrictions relate to matters which are of a special, unique and extraordinary character and which give these covenants a special, unique value and (iii) breach of these covenants may cause CDTI or its Affiliates irreparable harm which cannot be adequately compensated by monetary damages, and therefore in the event of a breach or threatened breach of this Agreement, CDTI or its Affiliates or their applicable successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any breaches of, the provisions of this Agreement.  Executive agrees that the restrictions contained in Paragraphs 5, 6 and 7 are reasonable.

8.

General Provisions.

(a)

Arbitration.  Except for claims for injunctive relief brought pursuant to Paragraph 7, any dispute or controversy arising out of or relating to this Agreement, or the employment relationship created by this Agreement, including the termination of that relationship and any allegations of unfair or discriminatory treatment arising under state or federal law or otherwise, will be resolved exclusively by final and binding arbitration, except where the law specifically forbids the use of arbitration as a final and binding remedy.  The arbitration shall be administered by the Judicial Arbitration and Mediation Service (“JAMS”) (www.jamsadr.com) and shall be conducted exclusively under the then-current Employment Arbitration Rules & Procedures and JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness, and the California Code of Civil Procedure.  The arbitration will take place before a single neutral arbitrator in Ventura, California.  CDTI shall be responsible for the fees and expenses of the arbitrator in connection with the Arbitration.  Executive shall be responsible for his attorney fees and any costs required by JAMS necessary to commence the arbitration, if so commenced at Executive’s request, but in no event shall Executive be responsible for any costs beyond those which he would be required to incur if he filed a civil action in court concerning the dispute or controversy.  The parties shall have all the rights, remedies and defenses available in a civil action for the dispute or controversy.  The arbitrator shall issue a written award that includes the arbitrator’s essential findings and conclusions, and shall have the authority to assess attorneys’ fees and costs of the prevailing party to the losing party.  The arbitrator will not have the authority to amend, modify, supplement or change the terms and conditions of employment as set forth in this Agreement.  This arbitration provision will not prohibit either party from seeking injunctive relief pending the outcome of the arbitration or an order confirming or vacating the award in a court of competent jurisdiction.

(b)               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(c)                Complete Agreement.  This Agreement embodies the complete agreement and understanding of the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof.  There are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.

(d)               Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  Facsimile or scanned and emailed counterpart signatures to this Agreement shall be acceptable and binding on the parties hereto.

(e)                Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, CDTI and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(f)                Governing Law and Jurisdiction.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of California.  Except as provided in Paragraph 8(a), each of the parties hereto submits to the exclusive jurisdiction and venue of any state or federal court sitting in the County of Ventura, California.

(g)               Waiver of Jury Trial.  AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

(h)               Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of CDTI (as approved by the Board) and Executive.

(i)                 Representations and Warranties of Executive.  Executive hereby represents and warrants that Executive’s employment with CDTI on the terms and conditions set forth herein and Executive’s execution and performance of this Agreement do not constitute a breach or violation of any other agreement, obligation or understanding with any third party.  Executive represents that Executive is not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of Executive’s obligations hereunder or prevent the full performance of Executive’s duties and obligations hereunder.

(j)                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k)               No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective heirs, executors, administrators, successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(l)                 Notices.  All notices, requests and other communications under this Agreement must be in writing and shall be deemed to have been duly given only if delivered by email or facsimile transmission, personal delivery with written receipt, or mail delivery by overnight courier prepaid, using the following contact information:

If to Executive:  R. Craig Breese
[Address]
[City/state/zip]
Fax:  _________
email: ________

If to CDTI:        Clean Diesel Technologies, Inc.
4567 Telephone Road
Suite 206
Ventura, CA 93033
Attention:  General Counsel
Fax:  805-639-9466
email: rridley@cdti.com

(m)       Survival.  The covenants contained in Paragraphs 4(b), 5, 6 and 7 will survive any termination or expiration of this Agreement.

(n)        Review and Enforceability of Agreement.  Executive represents and warrants that prior to executing this Agreement, Executive reviewed each and every provision of this Agreement and understands same, and that Executive had a full opportunity to have this Agreement review by legal counsel of Executive’s own choosing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

R. CRAIG BREESE, Executive: /s/ R. Craig Breese [Signature]	CLEAN DIESEL TECHNOLOGIES, INC., Company By: /s/ Alexander Ellis III Title: Chairman, Board of Directors

Exhibit B

Clean Diesel Technologies, Inc.
Closing Statement

Breese, Robert Craig

Termination Date: 1/8/2014
Exercisable Options
Grant Number	Grant Date	Plan Name	Type	Exercise Price	Shares Granted	Shares Exercised	Vesting Stop Date	Shares Exercisable	Original. Exercise Price	Total Price	Last Date To Exercise
1	3/8/2012	New Employee Inducement Award - NQSO	NQSO	2.830000	176,676	0	1/8/2014	97,172	2.830000	$274,996.76	4/8/2014

Totals					176,676	0		97,172		$274,996.76

Issuable Restricted Share Units
Grant Number	Grant Date	Plan Name	Type		Shares Granted	Shares issued	Vesting Stop Date	Shares Vested	Shares Accelerated	Total Shares Issuable
100	3/8/2012	New Employee Inducement Award - RSU	RSU		58,892	21,790	1/8/2014	10,601*	26,501	37,102
59	3/20/2013	Stock Incentive Plan - RSU	RSU		106,241	0	1/8/2014	0	5,000	5,000
Totals					165,133	21,790		10,601	31,501**	42,102

*5,300 shares are vested and immediately issuable; 5,301 shares vest on December 20, 2013.

** 31,501 to be accelerated

Shares to be issued in accordance with the applicable award agreement and the Agreement to which this Exhibit B is attached and upon participant’s satisfaction of applicable tax obligations.